Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS; UPDATES FULL YEAR 2020 FINANCIAL OUTLOOK

2019 Revenue Increased 32% Year-Over-Year; Fourth Quarter Revenue Increased 23% Year-Over-Year

MINNEAPOLIS, MN, February 26, 2020 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the at-home treatment of chronic diseases, today reported financial results for the fourth quarter and full year ended December 31, 2019.

Full Year 2019 Summary:

•

Total revenue increased 32% year-over-year, to $189.5 million, compared to $143.8 million in 2018; the adoption of new lease accounting standards contributed 3.7 percentage points of the year-over-year increase in total revenue.

•	Flexitouch revenue increased 30% year-over-year, to $171.3 million, compared to $131.9 million in 2018.
•	Operating income increased 251% year-over-year, to $10.5 million, compared to $3.0 million in 2018.
•	Net income increased 66% year-over-year, to $11.0 million, compared to $6.6 million in 2018.
•	Adjusted EBITDA increased 46% year-over-year, to $25.3 million, compared to $17.3 million in 2018.

Fourth Quarter 2019 Summary:

•	Total revenue increased 23% year-over-year, to $57.1 million, compared to $46.4 million in fourth quarter 2018.
•	Flexitouch revenue increased 21% year-over-year, to $51.6 million, compared to $42.7 million in fourth quarter 2018.
•	Operating income increased 183% year-over-year, to $6.0 million, compared to $2.1 million in fourth quarter 2018.
•	Net income increased 82% year-over-year, to $4.3 million, compared to $2.4 million in fourth quarter 2018.
•	Adjusted EBITDA increased 26% year-over-year, to $10.4 million, compared to $8.3 million in fourth quarter 2018.

Highlights Subsequent to Quarter End:

•

On January 13, 2020, the Company announced that Gerald R. Mattys has communicated his intention to retire as Chief Executive Officer of the Company in 2020. The Board of Directors has initiated a process to identify a successor for Mr. Mattys and has engaged an executive search firm to support the search. Mr. Mattys plans to continue as the Chief Executive Officer until his successor has started and will assist in ensuring a successful transition.

•	On February 13, 2020, the Company announced the publication of a new clinical study demonstrating the prevalence of chronic venous insufficiency-related lymphedema (“CVI-

related lymphedema,” also known as “Phlebolymphedema”). Researchers concluded that chronic venous insufficiency, not cancer-related therapy, may be the most common cause of lower extremity lymphedema in the United States. The new study suggests that the prevalence of lymphedema due to CVI is approximately 16 million individuals in the United States. This, in addition to the estimated five million individuals living in the U.S. with cancer-related and primary lymphedema, increases the total prevalence estimates four-fold to over 20 million individuals.

“We are pleased to report another quarter of impressive performance, which resulted in revenue growth of 23% year-over-year,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical. “Our solid execution during the fourth quarter enabled us to bring 2019 to a strong close, with improved profitability and full year revenue growth of 32%. Our success was driven by investments in expanding our field sales team, solid market adoption of the Flexitouch Plus system, a targeting strategy focused on the most productive accounts in the lymphedema market and the broad in-network coverage we have obtained with commercial payers. As we enter 2020, we remain focused on increasing our share of the growing $5+ billion addressable U.S. market opportunity in lymphedema and chronic venous insufficiency and believe we are poised to deliver 20% or more top line growth and another year of improved profitability.”

Fourth Quarter 2019 Financial Results

Revenue in the fourth quarter of 2019 increased $10.6 million, or 23%, to $57.1 million, compared to $46.4 million in the fourth quarter of 2018. The increase in revenue was attributable to an increase of $8.8 million, or 21%, in sales and rentals of the Flexitouch system and an increase of $1.8 million, or 48%, in sales and rentals of the Entre system in the quarter ended December 31, 2019. This revenue increase was largely driven by expansion of our sales force, increased physician and patient awareness of the treatment options for lymphedema, broad in-network coverage with national and regional insurance payers and growth in the number of Medicare patients served.

As previously disclosed, effective January 1, 2019, the Company adopted ASU No. 2016-02, “Leases” (Topic 842) (“ASC 842”). The impact of the Company’s adoption of ASC 842 was not material to the year-over-year increase in total revenue in the fourth quarter of 2019.

Gross profit in the fourth quarter of 2019 increased $9.1 million, or 28%, to $41.1 million, compared to $32.0 million in the fourth quarter of 2018. Gross margin was 72.0% of revenue in the fourth quarter of 2019, compared to 68.9% of revenue in the fourth quarter of 2018. The increase in gross margin was primarily attributable to changes in sales and rental mix by product and payer compared to the prior year period, as well as a $0.7 million non-cash inventory write-off related to our Actitouch assets recorded in the fourth quarter of 2018.

Operating expenses in the fourth quarter of 2019 increased $5.2 million, or 17%, to $35.1 million, compared to $29.9 million in the fourth quarter of 2018. The increase in operating expenses was primarily driven by an increase of $4.6 million, or 26% year-over-year, in sales and marketing expenses due to our continued investment in our field sales team and marketing initiatives to increase clinician awareness. Reimbursement, general and administrative expenses increased $0.7 million, or 6%, to $11.5 million in the fourth quarter of 2019, compared to $10.8 million in the fourth quarter of 2018. This increase was primarily attributable to an increase in personnel-related expenses, resulting from increased headcount in our reimbursement operations, payer relations, patient services and corporate functions. In addition, reimbursement, general and administrative expenses were impacted by a $1.1 million charge in the fourth quarter of 2019, related to the lease termination of our former corporate headquarters and a $1.8 million intangible asset impairment charge in the fourth quarter of 2018, related to our Actitouch assets.

Operating income in the fourth quarter of 2019 increased $3.9 million, or 183%, to $6.0 million, compared to $2.1 million in the fourth quarter of 2018.  Excluding the $1.1 million one-time lease termination charge and the $2.5 million non-cash Actitouch inventory write-off and impairment charge in the fourth quarters of 2019 and 2018, respectively, non-GAAP adjusted operating income increased $2.5 million, or 54% year-over-year, to $7.2 million in the fourth quarter of 2019, compared to $4.7 million in the fourth quarter of 2018.

Income tax expense in the fourth quarter of 2019 was $1.9 million, compared to an income tax benefit of $0.1 million in the fourth quarter of 2018. The increase in tax expense was primarily due to a significant decrease in the benefit related to tax-deductible share-based compensation activity, as compared to the previous year.

Net income in the fourth quarter of 2019 increased $1.9 million, or 82%, to $4.3 million, or $0.22 per diluted share, compared to $2.4 million, or $0.12 per diluted share, in the fourth quarter of 2018.  Weighted average shares used to compute diluted net income per share were 19.7 million and 19.5 million in the fourth quarters of 2019 and 2018, respectively. Adjusted EBITDA increased $2.1 million or 26% to $10.4 million in the fourth quarter of 2019, compared to $8.3 million in the fourth quarter of 2018.

Full Year 2019 Financial Results:

Total revenue for the full year 2019 increased $45.7 million, or 32%, to $189.5 million, compared to $143.8 million for the full year 2018. The year-over-year increase in revenue was driven by an increase of $39.4 million, or 30%, in sales and rentals of the Flexitouch system and an increase of $6.4 million, or 54%, in sales and rentals of the Entre system.

In connection with the adoption of ASC 842, the Company recognized rental agreements commencing prior to December 31, 2018, as operating leases. Rental agreements initiated after that date are recorded as sales-type leases. Total rental revenue for the full year ended December 31, 2019, included both operating and sales-type lease revenue. The impact of the Company’s adoption of ASC 842 contributed 3.7 percentage points of the year-over-year increase in total revenue in the full year ended December 31, 2019.

Net income for the full year ended December 31, 2019, increased $4.3 million, or 66%, to $11.0 million, or $0.56 per diluted share, compared to $6.6 million, or $0.34 per diluted share, for the full year ended December 31, 2018. Weighted average shares used to compute diluted net income per share were 19.6 million and 19.3 million for the full year ended December 31, 2019 and 2018, respectively.

Adjusted EBITDA for the full year ended December 31, 2019, increased approximately $8.0 million, or 46%, to $25.3 million, compared to $17.3 million for the full year ended December 31, 2018.

Cash Position

At December 31, 2019, cash, cash equivalents and marketable securities were $45.2 million, compared to $45.9 million at December 31, 2018. The Company had no outstanding borrowings on its $10.0 million revolving credit facility at December 31, 2019.

2020 Financial Outlook

The Company expects full year 2020 total revenue in the range of $227.5 million to $230.5 million, representing growth of 20% to 22% year-over-year, compared to total revenue of $189.5 million in 2019.

Pursuant to the Company’s adoption of ASC 842, full year 2019 revenue included approximately $5.0 million of rental revenue related to operating leases, which will not contribute to the Company’s revenue results going forward. Excluding the contribution to full year 2019 revenue related to the Company’s adoption of ASC 842, the 2020 expected revenue range reflects year-over-year growth of approximately 23% to 25% on an operational basis.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on February 26 to discuss the results of the quarter and year with a question and answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13698949. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13698949. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,”

“poised” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; the Company’s Chief Executive Officer transition, including disruptions and uncertainties related thereto, the Company’s ability to appoint a successor with the desired level of experience and expertise in a timely manner, the potential impact on the Company’s business and future strategic direction resulting from the transition to a new Chief Executive Officer and the Company’s ability to retain other key members of senior management; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA, adjusted operating income and non-GAAP revenue growth which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus impairment charges and inventory write-offs and plus loss on termination of lease. A reconciliation of Adjusted EBITDA to net income is included in this press release. Adjusted operating income in this release represents income from operations plus impairment charges and inventory write-offs and plus loss on termination of lease. A reconciliation of adjusted operating income to income from operations is included in this press release. Non-GAAP revenue growth in this release represents projected 2020 revenue compared to 2019 revenue less operating lease revenue that was recognized in 2019 in connection with the adoption of ASC 842 and will not contribute to the Company’s revenue results beginning in 2020. A reconciliation of projected non-GAAP revenue growth to projected revenue growth is included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The

Company believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

Adjusted EBITDA, adjusted operating income and non-GAAP revenue growth are non-GAAP financial measures and should not be considered as an alternative to, or superior to, net income or loss, income from operations or GAAP revenue growth, respectively, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, adjusted EBITDA and adjusted operating income are not intended to be measures of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA and adjusted operating income contain certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Consolidated Balance Sheets
(Unaudited)
	December 31,	December 31,
(In thousands, except share and per share data)	2019	2018
Assets
Current assets
Cash and cash equivalents	$22,770	$20,099
Marketable securities	22,464	25,786
Accounts receivable	33,444	24,332
Net investment in leases	8,147	—
Inventories	19,059	11,189
Income taxes receivable	—	1,793
Prepaid expenses and other current assets	2,451	1,762
Total current assets	108,335	84,961
Non-current assets
Property and equipment, net	7,408	4,810
Right of use operating lease assets	15,885	—
Intangible assets, net	5,312	5,339
Accounts receivable, non-current	4,184	1,884
Deferred income taxes	8,970	8,820
Other non-current assets	1,658	1,257
Total non-current assets	43,417	22,110
Total assets	$151,752	$107,071
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,843	$5,110
Accrued payroll and related taxes	10,098	7,421
Accrued expenses	4,498	2,785
Income taxes payable	632	—
Operating lease liabilities	1,454	—
Other current liabilities	903	760
Total current liabilities	21,428	16,076
Non-current liabilities
Accrued warranty reserve, non-current	2,541	1,725
Income taxes, non-current	54	—
Operating lease liabilities, non-current	15,134	—
Total non-current liabilities	17,729	1,725
Total liabilities	39,157	17,801

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of December 31, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 19,152,715 shares issued and outstanding as of December 31, 2019; 18,631,127 shares issued and outstanding as of December 31, 2018	19	19
Additional paid-in capital	91,874	79,554
Retained earnings	20,676	9,705
Accumulated other comprehensive income (loss)	26	(8)
Total stockholders’ equity	112,595	89,270
Total liabilities and stockholders’ equity	$151,752	$107,071

Tactile Systems Technology, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	December 31,		Year Ended December 31,
(In thousands, except share and per share data)	2019	2018	2019	2018
Revenue
Sales revenue	$50,401	$42,045	$162,904	$128,786
Rental revenue	6,662	4,403	26,588	14,965
Total revenue	57,063	46,448	189,492	143,751
Cost of revenue
Cost of sales revenue	13,803	12,976	47,034	36,969
Cost of rental revenue	2,160	1,457	8,222	4,524
Total cost of revenue	15,963	14,433	55,256	41,493
Gross profit
Gross profit - sales revenue	36,598	29,069	115,870	91,817
Gross profit - rental revenue	4,502	2,946	18,366	10,441
Gross profit	41,100	32,015	134,236	102,258
Operating expenses
Sales and marketing	22,374	17,730	78,920	60,371
Research and development	1,192	1,340	5,174	5,289
Reimbursement, general and administrative	11,485	10,809	39,644	33,608
Total operating expenses	35,051	29,879	123,738	99,268
Income from operations	6,049	2,136	10,498	2,990
Other income	151	135	631	486
Income before income taxes	6,200	2,271	11,129	3,476
Income tax expense (benefit)	1,917	(84)	158	(3,147)
Net income	$4,283	$2,355	$10,971	$6,623
Net income per common share
Basic	$0.22	$0.13	$0.58	$0.36
Diluted	$0.22	$0.12	$0.56	$0.34
Weighted-average common shares used to compute net income per common share
Basic	19,062,584	18,506,964	18,919,007	18,252,689
Diluted	19,700,882	19,531,087	19,641,143	19,347,632

Tactile Systems Technology, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(In thousands)	2019	2018	2017
Cash flows from operating activities
Net income	$10,971	$6,623	$5,855
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,538	3,737	1,800
Net amortization of premiums and discounts on securities available-for-sale	(307)	(102)	49
Deferred income taxes	(146)	(6,182)	143
Stock-based compensation expense	9,824	7,974	4,235
Impairment losses	—	2,534	—
Loss on termination of lease	1,148	—	—
Other	7	4	—
Changes in assets and liabilities:
Accounts receivable	(9,112)	(6,709)	(2,882)
Net investment in leases	(8,147)	—	—
Inventories	(7,870)	(870)	(4,486)
Income taxes	2,428	165	(2,730)
Prepaid expenses and other assets	(1,166)	(1,140)	146
Right of use operating lease assets	625	—	—
Medicare accounts receivable, non-current	(2,300)	834	105
Accounts payable	(1,389)	690	462
Accrued payroll and related taxes	2,677	715	14
Accrued expenses and other liabilities	1,729	734	1,481
Net cash provided by operating activities	2,510	9,007	4,192
Cash flows from investing activities
Proceeds from sales of securities available-for-sale	1,493	2,000	1,000
Proceeds from maturities of securities available-for-sale	25,000	15,000	1,000
Purchases of securities available-for-sale	(22,840)	(21,680)	(12,051)
Purchases of property and equipment	(5,446)	(4,196)	(3,746)
Intangible assets costs	(542)	(5,350)	(74)
Other investments	—	(500)	(145)
Net cash used in investing activities	(2,335)	(14,726)	(14,016)
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(3,391)	(2,379)	(387)
Proceeds from exercise of common stock options	2,834	1,515	834
Proceeds from the issuance of common stock from the employee stock purchase plan	3,053	2,714	3,137
Shares repurchased to cover taxes from restricted stock award vesting	—	—	(493)
Net cash provided by financing activities	2,496	1,850	3,091
Net increase (decrease) in cash and cash equivalents	2,671	(3,869)	(6,733)
Cash and cash equivalents – beginning of period	20,099	23,968	30,701
Cash and cash equivalents – end of period	$22,770	$20,099	$23,968

Supplemental cash flow disclosure
Cash paid for interest	$—	$9	$—
Cash paid for taxes	$344	$2,883	$923
Capital expenditures incurred but not yet paid	$122	$167	$15

The following table summarizes revenue by product for the three and twelve months ended December 31, 2019 and 2018:

Tactile Systems Technology, Inc.
Supplemental Financial Information
(Unaudited)

	Three Months Ended				Year Ended
	December 31,		Increase		December 31,		Increase
(Dollars in thousands)	2019	2018	$	%	2019	2018	$	%
Flexitouch System	$51,556	$42,719	$8,837	21%	$171,323	$131,935	$39,388	30%
Entre / Actitouch Systems	5,507	3,729	1,778	48%	18,169	11,816	6,353	54%
Total Revenue	$57,063	$46,448	$10,615	23%	$189,492	$143,751	$45,741	32%

The following table contains a reconciliation of net income to Adjusted EBITDA:

Tactile Systems Technology, Inc.
Reconciliation of Net Income to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Year Ended		Increase
	December 31,		(Decrease)		December 31,		(Decrease)
(Dollars in thousands)	2019	2018	$	%	2019	2018	$	%
Net income	$4,283	$2,355	$1,928	82%	$10,971	$6,623	$4,348	66%
Interest income, net	(81)	(74)	(7)	9%	(343)	(413)	70	(17)%
Income tax expense (benefit)	1,917	(84)	2,001	N.M. %	158	(3,147)	3,305	(105)%
Depreciation and amortization	730	1,228	(498)	(41)%	3,538	3,737	(199)	(5)%
Stock-based compensation	2,437	2,336	101	4%	9,824	7,974	1,850	23%
Impairment charges and inventory write-offs	—	2,534	(2,534)	(100)%	—	2,534	(2,534)	(100)%
Loss on termination of lease	1,148	—	1,148	—%	1,148	—	1,148	—%
Adjusted EBITDA	$10,434	$8,295	$2,139	26%	$25,296	$17,308	$7,988	46%

The following table contains a reconciliation of net margin to Adjusted EBITDA margin:

	Three Months Ended				Year Ended
	December 31,		Increase		December 31,		Increase
(As a percentage of revenue)	2019	2018	(Decrease)		2019	2018	(Decrease)
Net margin	7.5%	5.1%	240	bps	5.8%	4.6%	120	bps
Interest income, net	(0.1)%	(0.2)%	10	bps	(0.2)%	(0.3)%	10	bps
Income tax benefit	3.4%	(0.2)%	360	bps	0.1%	(2.2)%	230	bps
Depreciation and amortization	1.3%	2.6%	(130)	bps	1.9%	2.5%	(60)	bps
Stock-based compensation	4.3%	5.0%	(70)	bps	5.2%	5.6%	(40)	bps
Impairment charges and inventory write-offs	—%	5.6%	(560)	bps	—%	1.8%	(180)	bps
Loss on termination of lease	1.9%	—%	190	bps	0.5%	—%	50	bps
Adjusted EBITDA margin	18.3%	17.9%	40	bps	13.3%	12.0%	130	bps

The following table contains a reconciliation of income from operations to non-GAAP adjusted operating income:

Tactile Systems Technology, Inc.
Reconciliation of Income from Operations to Non-GAAP Adjusted Operating Income
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2019	2018	2019	2018
Income from operations	$6,049	$2,136	$10,498	$2,990
Impairment charges and inventory write-offs	—	2,534	—	2,534
Loss on termination of lease	1,148	—	1,148	—
Non-GAAP adjusted operating income	$7,197	$4,670	$11,646	$5,524

The following table contains a reconciliation of income from operations margin to non-GAAP adjusted operating income margin:

	Three Months Ended		Year Ended
	December 31,		December 31,
(As a percentage of revenue)	2019	2018	2019	2018
Income from operations margin	10.6%	4.6%	5.5%	2.1%
Impairment charges and inventory write-offs	—%	5.5%	—%	1.8%
Loss on termination of lease	2.0%	—%	0.5%	—%
Non-GAAP adjusted operating income margin	12.6%	10.1%	6.0%	3.9%

The following table contains a reconciliation of the projected revenue growth rate to the projected non-GAAP revenue growth rate:

Tactile Systems Technology, Inc.
Reconciliation of Projected 2020 Revenue Growth Rate to Projected 2020 Non-GAAP Revenue Growth Rate
(Unaudited)

	Year Ended	Projected Year Ended
(Dollars in thousands)	December 31, 2019	December 31, 2020		Increase
		Low	High	Low	High
Revenue
Sales revenue	$162,904
Rental revenue
Sales-type lease revenue	19,065
Garment lease revenue	2,505
Operating lease revenue(1)	5,018
Total rental revenue	26,588

Total revenue	189,492	$227,500	$230,500	20%	22%
Less: Operating lease revenue(1)	(5,018)	N/A	N/A	3%	3%
Total non-GAAP revenue	$184,474	$227,500	$230,500	23%	25%

(1) The operating lease revenue excluded from 2019 revenue in the adjustment was related to rental agreements commencing prior to December 31, 2018, which were recognized as month-to-month operating leases in 2019 and will not contribute to the Company’s revenue results beginning in 2020. The 2020 expected revenue range reflects year-over-year growth of approximately 23% to 25% on an operational basis.

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com